Exhibit 5.1

Watson, Farley & Williams (New York) LLP
100 Park Avenue
New York, New York 10017
Tel (212) 922 2200
Fax (212) 922 1512
March 19, 2007

Capital Product Partners L.P.
c/o Capital Ship Management Corp.
3 Iassonos Street
Piraeus, 185 37
Greece

Capital Product Partners L.P. - Registration Statement on Form F-1

Dear Sirs:

We have acted as special counsel as to matters of the law of the Republic of The Marshall Islands (“Marshall Islands Law”) for Capital Product Partners L.P. (the “Partnership”) in connection with the preparation of a Registration Statement on Form F-1 (the “Registration Statement”) to be filed by the Partnership with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, with respect to the issuance and sale of up to 13,512,500 common units (the “Common Units”) of the Partnership.

In so acting, we have examined originals, or copies, certified to our satisfaction, of (i) the form of the First Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) of the Partnership, (ii) the form of the Company’s Registration Statement and the prospectus (the “Prospectus”) included therein, (iii) the form of the underwriting agreement (the “Underwriting Agreement”) to be executed among the Partnership, the representatives of the underwriters named therein, Capital Maritime & Trading Corp., Capital GP L.L.C. (the “General Partner”), and Capital Product Operating L.L.C. relating to the issuance and sale of the Common Units, and (iv) originals, or copies certified to our satisfaction, of all such records of the Partnership, agreements and other documents, certificates of public officials, officers and representatives of the Partnership, the General Partner and other appropriate persons, and such other documents as we have deemed necessary as a basis for the opinions hereinafter expressed.  In such examinations, we have assumed without independent investigation, (a) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or facsimile copies, and the authenticity of the originals of such copies and (b) the accuracy of the factual representations made to us by officers and other representatives of the Partnership and the General Partner, whether evidenced by certificates or otherwise.  In addition, for purposes of our opinion below, we have assumed due execution and delivery of the Partnership

Agreement and the Underwriting Agreement by the parties thereto substantially in the form examined by us, the filing by the Company with the SEC of the Registration Statement and Prospectus substantially in the form examined by us, and the declaration by the SEC of the effectiveness of such Registration Statement.

This opinion is limited to Marshall Islands Law and is as of the effective date of the Registration Statement.

Based on the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that when issued and delivered against payment therefor in accordance with the terms of the Partnership Agreement, the Underwriting Agreement and the Registration Statement and Prospectus, the Common Units will be duly authorized, validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading “Legal Matters” in the Prospectus.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/	Watson Farley & Williams (New York) LLP